Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Malibu Boats, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 24, 2014, with respect to our audit of the consolidated financial statements of Malibu Boats, Inc. and subsidiaries as of June 30, 2014 and 2013, for each of the years in the three-year period ended June 30, 2014 which is included in the Annual Report on Form 10K filed with the SEC on September 25, 2014. We also consent to the reference of our firm under the heading “Experts” in such registration statement.

/s/ McGladrey LLP

Indianapolis, Indiana

May 7, 2015